Exhibit 99

Investor Relations:	Brian P. Callahan, Chief Financial Officer
bcallahan@spheris.com (615) 261-1500

Lisa DeMoss, Director of Communications
ldemoss@spheris.com (615) 261-1716
For Immediate Release
May 13, 2009
SPHERIS REPORTS FIRST QUARTER 2009 RESULTS
FRANKLIN, Tenn (May 13, 2009) — Spheris, a leading global provider of clinical documentation technology and services, today announced results for the three months ended March 31, 2009.
Financial Highlights—First Quarter of 2009
Net revenues for the first quarter of 2009 were $41.8 million compared with $49.3 million in the first quarter of 2008. The $7.5 million decrease in net revenues during the first quarter of 2009 compared with the prior-year period was due primarily to the impact of net lost business and lower average contract pricing.
Operating income for the first quarter of 2009 was $4.6 million, or 11.0% of net revenues, compared with an operating loss of $0.7 million, or 1.4% of net revenues, during the prior-year period. The increase in operating income during the first quarter of 2009 compared with the prior-year period was due largely to improved operating margins associated with increased utilization of the Company’s global production workforce and speech recognition technologies. These cost improvements more than offset the impact from lower revenues as noted above. Additionally, general and administrative expenses were lower in 2009 versus 2008 due to $1.3 million of expenses recognized in the first quarter of 2008 relating to a transaction that was not consummated, as well as lower overhead costs in 2009 associated with Company restructuring efforts. Operating income for the first quarter of 2009 also improved versus the prior year period due to $4.2 million less depreciation and amortization expense associated with customer list assets that were fully amortized during 2008.
The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, other expense or income, and restructuring charges. Adjusted EBITDA for the Company was $7.0 million, or 16.7% of net revenues, in the first quarter of 2009 compared with $5.2 million, or 10.5% of net revenues, in the prior-year period. The increase in Adjusted EBITDA in the first quarter of 2009 compared with the prior-year period was due to the operating income improvements described above, excluding the impact of the lower depreciation and amortization expense.
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Spheris Reports First Quarter 2009 Results

May 13, 2009
Adjusted EBITDA is a financial measure not computed in accordance with United States generally accepted accounting principles, or GAAP. Please refer to the “Supplemental Financial Information” and related note contained in this press release for further discussion and reconciliation of Adjusted EBITDA to GAAP financial measures.
Commenting on the first quarter 2009 results, Daniel J. Kohl, president and chief executive officer of Spheris, stated, “We made progress in the quarter with the initiatives to get Spheris back on track. The first quarter results are encouraging and reflect the benefit of cost reduction efforts as well as efficiencies from utilizing speech recognition and global production capabilities. However, this is only the start to what we expect will be a very challenging year.”
Balance Sheet Highlights
As of March 31, 2009, the outstanding indebtedness under the Company’s senior secured credit facility was $75.2 million and the outstanding indebtedness under the Company’s senior subordinated notes was $125.0 million.
Liquidity Highlights
As of March 31, 2009, Spheris held $9.9 million in unrestricted cash and cash equivalents. During the first quarter of 2009, the Company generated cash from operating activities of $6.9 million compared with $2.2 million of cash used in operating activities during the same period in 2008. The $9.1 million period over period improvement in cash from operating activities was primarily attributable to changes in working capital items including: (a) changes in accrued wages and benefits resulting from the timing of bi-weekly payrolls, and bonus payments made in the first quarter of 2008 that were not paid during 2009; (b) timing of receivables collections; and (c) timing of payables disbursements. Cash provided by operating activities was also higher during the first quarter of 2009 due to the increase in Adjusted EBITDA as described above.
Investor Conference Call and Webcast
Spheris will host a conference call on Thursday, May 14, 2009, at 8 a.m. CT. The number to call for this interactive teleconference is (480) 629-9786. Following the conference call, the audio replay will be available for one week by dialing (303) 590-3030 and entering the confirmation number 4060239. The live broadcast of Spheris’ quarterly conference call will be available online at www.spheris.com and http://www.videonewswire.com/event.asp?id=58013 on Thursday, May 14, 2009, at 8 a.m. CT. The online replay will be available shortly after the call and will continue for 30 days.
About Spheris
Spheris is a leading global provider of clinical documentation technology and services to health systems, hospitals and group practices throughout the U.S. Spheris offers a highly advanced, Web-based technology platform blended with Spheris’ outsource services. Spheris employs approximately 4,500 skilled medical language specialists supporting the Company’s clients through a secure network. Using a Follow the SunSM service strategy, customer support is provided 24 hours a day, 365 days a year with an emphasis on verifiable quality, turnaround time
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Spheris Reports First Quarter 2009 Results

May 13, 2009
and pricing. Spheris’ corporate headquarters are located in Franklin, Tenn. For more information, please visit www.spheris.com.
Forward-Looking Statements
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties as described in the filings made from time to time by the Company with the Securities and Exchange Commission, including, without limitation, the following: (i) the effect our substantial indebtedness has on our ability to raise additional capital to fund our business, to react to changes in the economy or our business and to fulfill our obligations under our indebtedness, including our ability to meet financial covenants and other conditions of our senior secured credit facility and indenture governing our senior subordinated notes; (ii) the recent global economic and financial market crisis has had and may continue to have a negative impact on our business and results of operations; (iii) capital markets are currently experiencing a period of dislocation and instability, which has had and could continue to have a negative impact on the availability and cost of capital; (iv) our history of losses and accumulated deficit; (v) our ability to effectively manage our global production capacity, including our ability to recruit, train and retain qualified medical language specialists and maintain high standards of quality service in our operations; (vi) our ability to support existing technologies as well as adapt and integrate new technology into our clinical documentation platforms to improve our production capabilities and expand the breadth of our technology and service offerings; (vii) our ability to maintain our competitive position against current and future competitors, including our ability to gain new business with acceptable operating margins and ongoing price pressures related to our technology and services and the healthcare markets in general; (viii) the reluctance of potential customers to outsource or change providers of their clinical documentation technology and services and its impact on our ability to attract new customers and increase revenues; (ix) financial and operational risks inherent in our global operations, including foreign currency exchange rate fluctuations and transfer pricing laws between the United States and India; (x) our ability to attract, hire or retain technical and managerial personnel necessary to develop and implement technology and services to our customers; (xi) the effect on our business if we incur additional debt and assume contingent liabilities and expenses in connection with future acquisitions or if we cannot effectively integrate newly acquired operations; and (xii) our ability to adequately protect our intellectual property rights, including our proprietary technology and the intellectual property we license from third parties.
The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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Spheris Reports First Quarter 2009 Results

May 13, 2009
SPHERIS INC.
Condensed Consolidated Statements of Operations
(Amounts in Thousands)

	(Unaudited)
	Three Months Ended March 31,
	2009	2008
Net revenues	$41,849	$49,270

Operating expenses:
Direct costs of revenues (exclusive of depreciation and amortization below)	28,574	36,422
Marketing and selling expenses	611	1,310
General and administrative expenses	5,628	6,355
Depreciation and amortization	1,772	5,910
Restructuring charges	689	—

Total operating costs	37,274	49,997

Operating income (loss)	4,575	(727)

Interest expense, net of income	4,370	4,930

Other (income) expense	(1,056)	1,354

Net income (loss) before income taxes	1,261	(7,011)

Provision for (benefit from) income taxes	354	(2,188)

Net income (loss)	$907	$(4,823)

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Spheris Reports First Quarter 2009 Results

May 13, 2009
SPHERIS INC.
Condensed Consolidated Balance Sheets
(Amounts in Thousands, Except Share Amounts)

	(Unaudited)
	March 31, 2009	December 31, 2008
Assets
Current assets
Unrestricted cash and cash equivalents	$9,929	$3,262
Restricted cash	1,197	309
Accounts receivable, net of allowance of $915 and $1,332, respectively	28,465	28,510
Deferred taxes	353	372
Prepaid expenses and other current assets	4,556	4,430

Total current assets	44,500	36,883

Property and equipment, net	11,848	12,309
Internal-use software, net	1,286	1,586
Goodwill	218,841	218,841
Other noncurrent assets	5,490	5,459

Total assets	$281,965	$275,078

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,928	$2,893
Accrued wages and benefits	10,432	8,545
Current portion of long-term debt and lease obligations	297	683
Other current liabilities	8,804	5,327

Total current liabilities	22,461	17,448

Long-term debt and lease obligations, net of current portion	197,998	195,499
Deferred tax liabilities	356	300
Other long-term liabilities	5,294	5,710

Total liabilities	226,109	218,957

Common stock, $0.01 par value, 100 shares authorized, 10 shares issued and outstanding	—	—
Other comprehensive loss	(2,563)	(1,344)
Contributed capital	111,727	111,680
Accumulated deficit	(53,308)	(54,215)

Total stockholders’ equity	55,856	56,121

Total liabilities and stockholders’ equity	$281,965	$275,078

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Spheris Reports First Quarter 2009 Results

May 13, 2009
SPHERIS INC.
Condensed Consolidated Statements of Cash Flows
(Amounts in Thousands)

	(Unaudited)
	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$907	$(4,823)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,772	5,910
Amortization of acquired technology	—	162
Deferred taxes	75	(2,168)
Change in fair value of derivative financial instruments	(527)	1,255
Amortization of debt discounts and issuance costs	228	153
Other non-cash items	69	170
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	45	(876)
Prepaid expenses and other current assets	(1,014)	(846)
Accounts payable	141	(713)
Accrued wages and benefits	1,887	(4,185)
Other current liabilities	3,467	4,176
Other noncurrent assets and liabilities	(111)	(386)

Net cash provided by (used in) operating activities	6,939	(2,171)

Cash flows from investing activities:
Purchases of property and equipment	(868)	(1,272)
Purchases and development of internal-use software	(156)	(165)

Net cash used in investing activities	(1,024)	(1,437)

Cash flows from financing activities:
Proceeds from debt	2,500	—
Payments on debt and lease obligations	(529)	(16)

Net cash provided by (used in) financing activities	1,971	(16)

Effect of exchange rate change on cash and cash equivalents	(1,219)	162

Net increase (decrease) in unrestricted cash and cash equivalents	6,667	(3,462)
Unrestricted cash and cash equivalents, at beginning of period	3,262	7,195

Unrestricted cash and cash equivalents, at end of period	$9,929	$3,733

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Spheris Reports First Quarter 2009 Results

May 13, 2009
SPHERIS INC.
Supplemental Financial Information
(Amounts in Thousands)

	(Unaudited)
	Three Months Ended March 31,
	2009	2008
Net income (loss)	$907	$(4,823)
Depreciation and amortization	1,772	5,910
Interest expense, net of income	4,370	4,930

Other (income) expense	(1,056)	1,354
Restructuring charges	689	—
Provision for (benefit from) income taxes	354	(2,188)

Adjusted EBITDA	$7,036	$5,183

Note to Supplemental Financial Information
The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, other expense or income (including mark-to-market adjustments related to the Company’s derivative financial instruments), and restructuring charges. Adjusted EBITDA is a financial measure not computed in accordance with United States generally accepted accounting principles, or GAAP. The Company believes that this non-GAAP measure, when presented in conjunction with the comparable GAAP measure, is useful to both management and investors in analyzing the Company’s ongoing business and operating performance. The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the Company’s financial results in the way management and the Company’s senior lenders view the Company’s operating results. Management believes Adjusted EBITDA is useful as a supplemental measure of the performance of the Company’s operations because it isolates the Company’s operating performance from the accounting impact of the Company’s financing strategies, tax provisions, and depreciation and amortization. Additionally, since Adjusted EBITDA is a significant component of certain financial covenants under the Company’s senior secured credit facility agreement, management believes Adjusted EBITDA is useful for investors to better assess the Company’s compliance with these financial covenants. Management believes Adjusted EBITDA should be considered in addition to, but not as a substitute for, items prepared in accordance with GAAP that are presented in this press release, as the items excluded in the presentation of Adjusted EBITDA are significant components in understanding and assessing financial performance. A reconciliation of Adjusted EBITDA to the nearest comparable GAAP financial measure is provided above. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.
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